Exhibit 99.1

NEWS RELEASE

Gray’s Operating Results for the First Quarter Driven by Continued Strong Demand and Execution

Atlanta, Georgia – May 5, 2023. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN) today announced financial results for the first quarter ended March 31, 2023, reflecting our total revenue of $801 million, that was above our revenue guidance and total operating expenses (before depreciation, amortization and loss on disposal of assets) of $640 million, which, after excluding $35 million of production segment operating charges as discussed below, was near the low end of our expense guidance for the quarter. Gray took several steps in the first quarter to manage its leverage and ensure its access to ample liquidity should macroeconomic circumstances become more challenging the rest of this year.

Overall, our businesses have started 2023 in a strong position. The first quarter of 2023 produced record results, including $801 million in total revenue, an increase of $257 million or 47% compared to 2021, our most recent non-political year. Our first quarter results benefited from continued strong advertiser demand for our local content and continued improvement in retransmission revenues. We attribute these solid results to real-world confidence among advertisers and businesses in local markets who rely at least in part on our high-quality television stations to reach local audiences.

During the first quarter of 2023, our production segment recorded $35 million in unanticipated operating charges. These charges included $18 million to resolve litigation related to our Atlanta Assembly project, which removed potential restrictions over future development opportunities at the site, related to that litigation, and $17 million of allowance for credit losses related to the bankruptcy filing of Diamond Sports Group, LLC.

Looking ahead, we anticipate that our television stations will maintain advertising and retransmission revenues at a level generally flat to somewhat ahead of revenues in recent years due to our strong position in local markets.

Meanwhile, we believe our investments in Atlanta Assembly will provide some diversification from our broadcasting segment with new exposure to the growing film and television production industry in Georgia. In the first quarter, we received $26 million in cash proceeds from a quasi-governmental authority. At various times through the remainder of the year, we anticipate receiving additional funds of approximately $98 million in cash from a quasi-governmental authority and/or certain land sales. We currently anticipate that construction on the Assembly Studios portion of Assembly Atlanta and much of the infrastructure for the entire project will be completed in the summer of 2023. Soon thereafter, we expect that the new facilities will begin ramping up revenue from both long-term and short-term leases of soundstages and related facilities to various content producers. Upon the completion of the Assembly Studios construction, we intend to pause all future construction projects at Atlanta Assembly while we evaluate opportunities to maximize the long-term value of this unique real estate investment.

Summary of Operating Results

Operating Highlights (the respective 2022 periods reflect the “on-year” of the two year political advertising cycle):

●	Total revenue was $801 million, a decrease of 3% from the first quarter of 2022.

●

Core Advertising Revenue was $357 million, a decrease of $8 million or 2% from the first quarter of 2022. In the first quarter of 2023, we earned approximately $6 million of net revenue from the broadcast of the Super Bowl on our 27 FOX channels compared to an aggregate of $13 million of net revenue relating to the broadcast of the Winter Olympics and the Super Bowl on our 56 NBC channels during the first quarter of 2022. Adjusting for the effect of these marquee sporting events, our Core Advertising Revenue was essentially unchanged from the first quarter of 2023.

●	Net loss attributable to common stockholders was $44 million, or $0.48 per fully diluted share, a decrease of 190% from the first quarter of 2022.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

●	Broadcast Cash Flow was $186 million, a decrease of 31% from the first quarter of 2022.

Other Key Metrics

●

As of March 31, 2023, our Total Leverage Ratio, Net of all Cash, was 5.26 times on a trailing eight-quarter basis, netting our total cash balance of $56 million, giving effect to all Transaction Related Expenses and excluding the cash flow of our unrestricted subsidiaries, which is calculated as set forth in our Senior Credit Facility.

●	Non-cash stock compensation was $2 million during the first quarter of 2023, and $5 million in the first quarter of 2022.

Taxes

●	During the first quarter of 2023 and 2022, we did not make any material income tax payments. During 2023, we anticipate making income tax payments within a range of $35 million to $45 million.

●	As of March 31, 2023, we have an aggregate of $344 million of various state operating loss carryforwards, of which we expect that approximately one-third will be utilized.

Securitization Facility

On February 23, 2023, we, certain of our subsidiaries and a wholly-owned special purpose subsidiary (the “SPV”), entered into a three-year $300 million revolving accounts receivable securitization facility (the “Securitization Facility”) with Wells Fargo Bank, N.A., as administrative agent, for the purpose of providing additional liquidity in order to repay indebtedness under the Senior Credit Facility. On February 23, 2023, we drew $300 million under the Securitization Facility. On March 1, 2023, we used these proceeds to pre-pay the $295 million Term Loan B outstanding principal balance under our Senior Credit Facility. As a result of the Term Loan B pre-payment, we recorded a $3 million charge for early extinguishment of debt, representing the unamortized balance of the related deferred financing costs of that loan.

Interest Rate Cap

On February 23, 2023, we entered into interest rate caps pursuant to an International Swaps and Derivatives Association (“ISDA”) Master Agreement with Wells Fargo Bank, NA and Truist Bank, respectively. The agreement effectively limits the annual interest charged on all of our variable rate debt to a maximum one-month LIBOR rate of 5 percent, plus the Applicable Margin, as specified in our Senior Credit Facility. Subsequently, we amended the reference rate applicable to this agreement to the Secured Overnight Financing Rate (“SOFR”).

Term Loan SOFR Amendment

On March 17, 2023, we amended our Senior Credit Facility to, among other things, provide for borrowings under term SOFR of one, three and six months. As part of this amendment, 100% of the holders of our $1.190 billion Term Loan C, then outstanding, consented to and converted, in a cashless exchange, their respective holdings into a new Term Loan E that allows for borrowings under SOFR rates. Except as modified by the amendment, the Term Loan E has terms identical to the former Term Loan C.

Marquee Transaction

On May 1, 2023, we and Marquee Broadcasting, Inc. (“Marquee”) completed transactions in which we sold television station KNIN (FOX) in the Boise, Idaho market (DMA 102) for $6 million, and purchased television station WPGA (MeTV) in the Macon, Georgia market (DMA 126) for $6 million. As a result, Gray’s television station portfolio now includes 102 (formerly 101) markets with the first and/or second highest rated television station.

Gray Television, Inc. Earnings Release for the three-month period ended March 31, 2023	Page 2 of 11

Guidance for the Three-Months Ending June 30, 2023

Based on our current forecasts for the quarter ending June 30, 2023, we anticipate the following key financial results, as outlined below in approximate ranges and as compared to the quarter ending June 30, 2022. We present revenue net of agency commissions. We exclude depreciation, amortization and gain/loss on disposal of assets from our estimates of operating expenses.

●	Revenue:
o	Core advertising revenue of $362 million to $374 million; flat to up low single digits.
o	Retransmission revenue of $390 million to $393 million; up low single digits.
o	Political advertising revenue of $5 million to $6 million, including approximately $1 million of revenue related to the 2024 Presidential election.
o	Production company revenue of $11 million to $12 million.
o	Total revenue of $784 million to $802 million.

●	Operating Expenses:
o	Broadcasting expenses of $560 million to $570 million, including retransmission expense of approximately $235 million and non-cash stock-based compensation expense of approximately $1 million.
o	Production company expenses of approximately $15 million to $16 million.
o	Corporate expenses of $36 million to $40 million and non-cash stock-based compensation expense of approximately $5 million.

Gray Television, Inc. Earnings Release for the three-month period ended March 31, 2023	Page 3 of 11

Selected Operating Data (Unaudited)

	Three Months Ended March 31,
			% Change		% Change
			2023 to		2023 to
	2023	2022	2022	2021	2021
	(dollars in millions)
Revenue (less agency commissions):
Core advertising	$357	$365	(2)%	$260	37%
Political	8	26	(69)%	9	(11)%
Retransmission consent	395	393	1%	247	60%
Other	19	20	(5)%	14	36%
Total broadcasting revenue	779	804	(3)%	530	47%
Production companies	22	23	(4)%	14	57%
Total revenue	$801	$827	(3)%	$544	47%

Operating expenses (1):
Broadcasting
Station expenses	$320	$301	6%	$215	49%
Retransmission expense	235	227	4%	145	62%
Transaction Related Expenses	-	2	(100)%	-	0%
Non-cash stock-based compensation	-	-	0%	1	(100)%
Total broadcasting expense	$555	$530	5%	$361	54%

Production companies	$59	$26	127%	$17	247%

Corporate and administrative
Corporate expenses	$24	$22	9%	$14	71%
Transaction Related Expenses	-	1	(100)%	1	(100)%
Non-cash stock-based compensation	2	5	(60)%	3	(33)%
Total corporate and administrative expense	$26	$28	(7)%	$18	44%

Net (loss) income	$(31)	$62	(150)%	$39	(179)%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$186	$271	(31)%	$168	11%
Broadcast Cash Flow Less
Cash Corporate Expenses	$162	$248	(35)%	$153	6%
Free Cash Flow (3)	$23	$139	(83)%	$78	(71)%

(1)	Excludes depreciation, amortization and loss (gain) on disposal of assets.
(2)	See definition of non-GAAP terms and a reconciliation of the non-GAAP amounts to net income included elsewhere herein.
(3)

Excludes deductions, net of reimbursements, for purchase of property, plant and equipment related to the Assembly Atlanta project of $65 million and $30 million for the 2023 and 2022 three-month periods, respectively.

Gray Television, Inc. Earnings Release for the three-month period ended March 31, 2023	Page 4 of 11

Detail Table of Operating Results (Unaudited)

	Three Months Ended
	March 31,
	2023	2022
	(in millions, except per share information)
Revenue (less agency commissions):
Broadcasting	$779	$804
Production companies	22	23
Total revenue (less agency commissions)	801	827
Operating expenses before depreciation, amortization, and loss (gain) on disposal of assets, net:
Broadcasting	555	530
Production companies	59	26
Corporate and administrative	26	28
Depreciation	35	32
Amortization of intangible assets	49	52
Loss (gain) on disposal of assets, net	10	(5)
Operating expenses	734	663
Operating income	67	164
Other expense:
Miscellaneous, net	(2)	(2)
Interest expense	(104)	(79)
Loss from early extinguishment of debt	(3)	-
(Loss) income before income taxes	(42)	83
Income tax (benefit) expense	(11)	21
Net (loss) income	(31)	62
Preferred stock dividends	13	13
Net (loss) income attributable to common stockholders	$(44)	$49

Basic per common share information:
Net (loss) income attributable to common stockholders	$(0.48)	$0.53
Weighted-average common shares outstanding	92	93

Diluted per common share information:
Net (loss) income attributable to common stockholders	$(0.48)	$0.52
Weighted-average common shares outstanding	92	94

Gray Television, Inc. Earnings Release for the three-month period ended March 31, 2023	Page 5 of 11

Other Financial Data (Unaudited)

	Three Months Ended March 31,
	2023	2022
	(in millions)

Net cash provided by operating activities	$412	$141
Net cash used in investing activities	(95)	(53)
Net cash used in financing activities	(322)	(30)
Net increase in cash	$(5)	$58

	As of
	March 31,	December 31,
	2023	2022
	(in millions)

Cash	$56	$61
Long-term debt, including current portion, less deferred financing costs	$6,162	$6,455
Series A perpetual preferred stock	$650	$650
Borrowing availability under Senior Credit Facility	$494	$496

Additional Information

The Company

We are a multimedia company headquartered in Atlanta, Georgia and the nation’s largest owner of top-rated local television stations and digital assets in the United States. Our television stations serve 113 television markets that collectively reach approximately 36 percent of US television households. This portfolio includes 80 markets with the top-rated television station and 102 markets with the first and/or second highest rated television station. It also owns video program companies Raycom Sports, Tupelo Media Group, and PowerNation Studios, as well as the studio production facilities Assembly Atlanta and Third Rail Studios. Gray owns a majority interest in Swirl Films. For more information, please visit www.gray.tv.

Gray Television, Inc. Earnings Release for the three-month period ended March 31, 2023	Page 6 of 11

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains certain forward-looking statements that are based largely on our current expectations and reflect various estimates and assumptions by us. These statements are statements other than those of historical fact and may be identified by words such as “estimates,” “expect,” “anticipate,” “will,” “implied,” “assume” and similar expressions. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward-looking statements. Such risks, trends and uncertainties, which in some instances are beyond our control, include our inability to achieve expected synergies from recent transactions on a timely basis or at all, the impact of recently completed transactions, estimates of future revenue, future expenses and other future events. We are subject to additional risks and uncertainties described in our quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections contained therein, which reports are made publicly available via our website, www.gray.tv. Any forward-looking statements in this press release should be evaluated in light of these important risk factors. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray undertakes no obligation to update or revise any information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2022, and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission and available at www.sec.gov.

Conference Call Information

We will host a conference call to discuss our first quarter operating results on May 5, 2023. The call will begin at 11:00 a.m. Eastern Time. The live dial-in number is 1-800-285-6670. The call will be webcast live and available for replay at www.gray.tv. The replay of the conference call will also be available at 1-888-556-3470, Confirmation Code: 898476 until June 5, 2023.

Gray Contacts

Web site: www.gray.tv

Hilton H. Howell, Jr., Executive Chairman and Chief Executive Officer, 404-266-5513

Pat LaPlatney, President and Co-Chief Executive Officer, 334-206-1400

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333

Gray Television, Inc. Earnings Release for the three-month period ended March 31, 2023	Page 7 of 11

Non-GAAP Terms

From time to time, we supplement our financial results prepared in accordance with GAAP by disclosing the non-GAAP financial measures Broadcast Cash Flow, Broadcast Cash Flow Less Cash Corporate Expenses, Operating Cash Flow as defined in the Senior Credit Agreement, Free Cash Flow and Total Leverage Ratio, Net of All Cash. These non-GAAP amounts are used by us to approximate amounts used to calculate key financial performance covenants contained in our debt agreements and are used with our GAAP data to evaluate our results and liquidity.

We define Broadcast Cash Flow as net income or loss plus loss on early extinguishment of debt, non-cash corporate and administrative expenses, non-cash stock-based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense, Broadcast Transactions Related Expenses and broadcast other adjustments less any gain on disposal of assets, any miscellaneous income, any income tax benefits and payments for program broadcast rights.

We define Broadcast Cash Flow Less Cash Corporate Expenses as net income or loss plus loss on early extinguishment of debt, non-cash stock-based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense, Transaction Related Expenses and other adjustments less any gain on disposal of assets, any miscellaneous income, any income tax benefits and payments for program broadcast rights.

We define Operating Cash Flow as defined in our Senior Credit Agreement as net income or loss plus loss on early extinguishment of debt, non-cash stock-based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense, Transaction Related Expenses, other adjustments, certain pension expenses, synergies and other adjustments less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast rights, pension income and contributions to pension plans.

We define Free Cash Flow as net income or loss, plus loss on early extinguishment of debt, non-cash stock-based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, any income tax expense, non-cash 401(k) expense, Transactions Related Expenses, broadcast other adjustments, certain pension expenses, synergies, other adjustments and amortization of deferred financing costs less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast rights, pension income, contributions to pension plans, preferred and common dividends, purchase of property and equipment (net of reimbursements and certain defined purchases) and income taxes paid (net of any refunds).

Operating Cash Flow as defined in our Senior Credit Agreement gives effect to the revenue and broadcast expenses of all completed acquisitions and divestitures as if they had been acquired or divested, respectively, on April 1, 2021. It also gives effect to certain operating synergies expected from the acquisitions and related financings and adds back professional fees incurred in completing the acquisitions. Certain of the financial information related to the acquisitions has been derived from, and adjusted based on, unaudited, un-reviewed financial information prepared by other entities, which Gray cannot independently verify. We cannot assure you that such financial information would not be materially different if such information were audited or reviewed and no assurances can be provided as to the accuracy of such information, or that our actual results would not differ materially from this financial information if the acquisitions had been completed on the stated date. In addition, the presentation of Operating Cash Flow as defined in the Senior Credit Agreement and the adjustments to such information, including expected synergies resulting from such transactions, may not comply with GAAP or the requirements for pro forma financial information under Regulation S-X under the Securities Act of 1933. Our Total Leverage Ratio, Net of All Cash is determined by dividing our Adjusted Total Indebtedness, Net of All Cash, by our Operating Cash Flow as defined in our Senior Credit Agreement, divided by two. Our Adjusted Total Indebtedness, Net of All Cash, represents the total outstanding principal of our long-term debt, plus certain other obligations as defined in our Senior Credit Agreement, less all cash (excluding restricted cash). Our Operating Cash Flow, as defined in our Senior Credit Agreement, divided by two, represents our average annual Operating Cash Flow as defined in our Senior Credit Agreement for the preceding eight quarters.

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We define Transaction Related Expenses as incremental expenses incurred specific to acquisitions and divestitures, including but not limited to legal and professional fees, severance and incentive compensation, and contract termination fees. We present certain line items from our selected operating data, net of Transaction Related Expenses, in order to present a more meaningful comparison between periods of our operating expenses and our results of operations.

These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore may not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to, and in conjunction with, results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

Gray Television, Inc. Earnings Release for the three-month period ended March 31, 2023	Page 9 of 11

Reconciliation of Non-GAAP Terms:

	Three Months Ended
	March 31,
	2023	2022	2021
	(in millions)
Net (loss) income	$(31)	$62	$39
Adjustments to reconcile from net (loss) income to Free Cash Flow:
Depreciation	35	32	25
Amortization of intangible assets	49	52	26
Non-cash stock-based compensation	2	5	4
Non-cash 401(k) expense	-	-	1
Loss (gain) on disposal of assets, net	10	(5)	(4)
Miscellaneous expense (income), net	2	2	(1)
Interest expense	104	79	48
Loss from early extinguishment of debt	3	-	-
Income tax (benefit) expense	(11)	21	15
Amortization of program broadcast rights	10	13	9
Payments for program broadcast rights	(11)	(13)	(9)
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock-based compensation	24	23	15
Broadcast Cash Flow	186	271	168
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock-based compensation	(24)	(23)	(15)
Broadcast Cash Flow Less Cash Corporate Expenses	162	248	153
Pension income	-	(1)	-
Interest expense	(104)	(79)	(48)
Amortization of deferred financing costs	4	4	3
Preferred stock dividends	(13)	(13)	(13)
Common stock dividends	(7)	(8)	(8)
Purchases of property and equipment (1)	(19)	(17)	(13)
Reimbursements of property and equipment purchases (2)	-	5	4
Free Cash Flow	$23	$139	$78

(1)	Excludes approximately $91 million and $30 million related to the Assembly Atlanta project in 2023 and 2022, respectively.
(2)	Excludes approximately $26 million related to the Assembly Atlanta project in 2023.

Gray Television, Inc. Earnings Release for the three-month period ended March 31, 2023	Page 10 of 11

Reconciliation of Total Leverage Ratio, Net of All Cash:

Eight Quarters Ended
March 31, 2023
(dollars in millions)

Net income	$474
Adjustments to reconcile from net income to Operating
Cash Flow as defined in our Senior Credit Agreement:
Depreciation	243
Amortization of intangible assets	348
Non-cash stock-based compensation	34
Non-cash 401(k) expense	16
Loss on disposal of assets, net	54
Interest expense	615
Loss on early extinguishment of debt	3
Income tax expense	212
Impairment of investment	18
Amortization of program broadcast rights	87
Payments for program broadcast rights	(88)
Pension gain	(5)
Contributions to pension plans	(7)
Adjustments for unrestricted subsidiaries	45
Adjustments for stations acquired or divested, financings and expected synergies during the eight quarter period	206
Transaction Related Expenses	88
Other	3
Operating Cash Flow as defined in our Senior Credit Agreement	$2,346
Operating Cash Flow as defined in our Senior Credit Agreement, divided by two	$1,173

March 31, 2023
Adjusted Total Indebtedness:
Total outstanding principal, including current portion	$6,221
Letters of credit outstanding	6
Cash	(56)
Adjusted Total Indebtedness, Net of All Cash	$6,171
Total Leverage Ratio, Net of All Cash	5.26

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